UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K



                                CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  JANUARY  17, 1996



                                  MFB Corp.
              (Exact name of registrant as specified in its charter)


                                  INDIANA
                  (State or other jurisdiction of incorporation)

               	0-23374                            	35-1907258
        	(Commission File Number)    	(IRS Employer Identification No.)


       		121 South Church Street
	         Post Office Box 528
	        	Mishawaka, Indiana                     	46544
		(Address of principal executive offices)    	(Zip Code)


 Registrant's telephone number, including area code:  (219) 255-3146


 Item 5.	Other Events.

     	Pursuant to General Instruction F to Form 8-K, the press release issued January 17, 1996, concerning the First Quarter
Earnings Anouncement is incorporated herein by reference and is attached hereto as Exhibit 1.


Item 7.	Financial Statements and Exhibits.

	(c)	Exhibits

		Exhibit  1 -- Press Release dated January 17, 1996.


                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


			_______________________________________
  	Timothy C. Boenne, Vice President

   Dated:  January 17, 1997











January 17, 1997                      Point of Contact: Charles J. Viater

                MFB Corp. ANNOUNCES FIRST QUARTER EARNINGS


	Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), (the "Corporation"), parent company of MFB Financial (the "Bank"), today reported consolidated net income of $476,000 or $.26 per share for the three months ended December 31, 1996, compared to $352,000 or $.17 per share for the three months ended December 31, 1995, an increase of 35.2%.



	Net interest income after provision for loan losses for the most recent three month period totaled $1.76 million compared to $1.38 million for the same period one year ago. During the three months ended December 31, 1996 total interest income increased by $892,000 compared to the same period one year ago, primarily as a result of the redeployment of assets from relatively lower earning investments into the Bank's loan portfolio. Total interest expense increased $505,000 reflecting the growth in both savings account deposits and borrowed funds.



	Noninterest income increased from $83,000 for the three months ended December 31, 1995 to $113,000 for the most recent three month period, while noninterest expense increased from $871,000 to $1.1 million for the comparable periods. This expense increase is primarily related to increased compensation expenses and expenses related to the Bank's name change which took effect
November 1, 1996.



           Total shareholders' equity decreased from $37.6 million as of September 30, 1996 to $34.4 million as of December 31, 1996 primarily as a result of the Corporation's repurchase of 199,463 shares of outstanding common stock during the quarter at a cost of $3.7 million, partially offset by net income for the same period.



      	The Corporation continues to maintain asset quality that compares favorably to its industry peer group. The ratio of nonperforming assets to total assets as of December 31, 1996 was
 .02% compared to .18% as of December 31, 1995.



	The Bank is a wholly owned subsidiary of MFB Corp., with assets of $224 million as of December 31, 1996. The Bank provides retail and small business financial services to the South
Bend/Mishawaka area through its main office in Mishawaka and three branch locations throughout the community.










                       MFB CORP. AND SUBSIDIARY
                 Consolidated Balance Sheets (Unaudited)
                 December 31, 1996 and September 30, 1996
                               (In Thousands)


                                       	     	December 31,    	September 30,
                                                		1996              	1996
ASSETS
Cash and due from financial institutions   	$    2,080         	$    1,734
Int.-bearing deposits in other fin. inst           ---	                ---
	Cash and cash equivalents                      	2,080	              1,734
Int.-bearing time deposits in other financial
institutions                                      	198                	495
Securities available-for-sale                  	51,457           	  66,763
Federal Home Loan Bank stock                    	1,336              	1,336
Total loans                                   	166,137            	152,392
Less allowance for loan losses              	     (348)         	     (340)
	Loans receivable, net                         165,789            	152,052
Accrued interest receivable                       	672                	818
Premises and equipment, net                     	2,228              	1,969
Other assets                                      	185                	642

      	Total Assets                          	$223,945           	$225,809


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
	Deposits                                    	$161,577           	$158,965
	Adv.from borrowers for taxes and ins.             881              	1,864
	FHLB advances                                 	25,000            	 24,500
	Accrued expenses and other liabilities	         2,056	              2,881
	    Total Liabilities                        	189,514            	188,210

Shareholders' Equity
	Common Stock                                  	14,603             	18,317
	Retained earnings                             	20,922             	20,589
	Employee stock ownership plan                   	(844)              	(894)
	Recognition and retention plans                 	(173)              	(193)
	Net unrealized depreciation on securities
	  available-for sale, net of tax             	    (77)	              (220)

	     Total shareholders' equity	                34,431             	37,599

   Total Liabilities and Shareholders Equities $223,945           	$225,809







                             MFB  CORP .  AND SUBSIDIARY
                     Consolidated Statements Of Income (Unaudited) Three Months Ended December 31, 1996 and 1995
                                  (In Thousands)


                                       Three Months Ended December 31,
                                              	1996       	1995
     Total Interest Income                   	$4,107     	$3,215

     Total Interest Expense                   	2,339      	1,834

     Net Interest Income                      	1,768      	1,381

     Provision For Loan Losses	                    7	          8

     Net Interest Income
     After Provision For Loan Losses          	1,761       	1,373

     Total Non-Interest Income                  	113          	83

     Total Non-Interest Expense	               1,084     	    871

     Income Before Income Taxes                 	790         	585

     Income Tax Expense                     	    314     	    233

     Net Income                                	$476        	$352

     Earnings Per Common Share-fully diluted				$.26       		$.17